UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
OF
THE SECURITIES EXCHANGE ACT OF 1934

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LA JOLLA PHARMACEUTICAL COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LA JOLLA PHARMACEUTICAL COMPANY
10182 Telesis Court, 6th Floor, San Diego, California 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 1, 2017

To our Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of La Jolla Pharmaceutical Company (the “Company”). The meeting will be held at the La Jolla Beach and Tennis Club, located at 2000 Spindrift Drive, La Jolla, California, on September 1, 2017 at 9:00 a.m., local time. The Annual Meeting will be held for the following purposes:

1.	To elect up to five directors to serve until the Company’s 2018 Annual Meeting of Shareholders;

2.	To ratify the selection of Squar Milner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3.	To approve an amendment to the Company’s 2013 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder; and

4.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on July 17, 2017, the record date of the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company’s Board of Directors has carefully reviewed and considered the foregoing Proposals and recommends that you vote FOR each nominee and each Proposal described in the proxy statement. It is important that your shares be represented at the Annual Meeting, regardless of the size of your holdings. Accordingly, the Company urges you to vote promptly by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting via telephone or the Internet as instructed in these materials. This will not limit your right to attend or vote at the Annual Meeting. You may revoke your proxy at any time before it has been voted at the meeting.

By the Order of the Board of Directors,

/s/ George F. Tidmarsh

George Tidmarsh, M.D., Ph.D.
Chief Executive Officer

San Diego, California
July 31, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On September 1, 2017

The Proxy Statement and our 2016 Annual Report are available at www.proxyvote.com

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the instructions on the enclosed proxy card to vote via telephone or the Internet. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, fiduciary or custodian, and you wish to vote at the meeting, you must obtain a proxy card issued in your name from that intermediary. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy, to constitute a quorum.

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
September 1, 2017 at 9:00 a.m., local time

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of La Jolla Pharmaceutical Company (the “Company”) for use at the Annual Meeting of Shareholders, to be held on September 1, 2017, at 9:00 a.m., local time, or at any other time following adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held at the La Jolla Beach and Tennis Club, located at 2000 Spindrift Drive, La Jolla, California. This proxy statement, the related proxy, and Notice of Annual Meeting of Shareholders is being mailed to our shareholders on or about July 31, 2017.

Only shareholders of record at the close of business on July 17, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, 22,123,456 shares of common stock, par value $0.0001 per share (the “Common Stock”), were issued and outstanding and held by 4 holders of record. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting; shareholders will not be entitled to cumulate votes in the election of directors. Shares cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy, to constitute a quorum.

Our Board has selected George F. Tidmarsh, M.D., Ph.D. and Dennis M. Mulroy to serve as proxies at the Annual Meeting. The shares of Common Stock represented by each executed and returned proxy will be voted in accordance with the directions indicated on the proxy card.

If you sign your proxy card without giving specific instructions, the Company will vote your shares “FOR” the Proposals and nominees set forth in this proxy statement. The proxy also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that properly may be presented for action at the Annual Meeting; we currently know of no other business to be presented.

Any proxy given may be revoked by the person giving it at any time before it is voted at the Annual Meeting. If you have not voted through your broker, fiduciary or custodian, there are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Company’s secretary stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card, but it must bear a later date than the original proxy, or you may submit new proxy instructions via telephone or the Internet. Third, you may vote in person at the Annual Meeting. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy. If you have instructed a broker, fiduciary or custodian to vote your shares, you must follow the directions you receive from your broker, fiduciary or custodian to change your vote. Your last vote will be the vote that is counted.

We will provide copies of this proxy statement and accompanying materials to brokers, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may solicit proxies by telephone, facsimile or personal solicitation. We will not pay additional compensation for any of these services.

QUESTIONS AND ANSWERS REGARDING
THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING

Q.	Why am I receiving these proxy materials?

A.
You are receiving these proxy materials from us because you were a shareholder at the close of business on the Record Date. As a shareholder on the Record Date, you are invited to attend the Annual Meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement.

Q.	How many shares must be present to conduct business?

A.
A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy, to constitute a quorum. A quorum is required to conduct business at the Annual Meeting.

Q.	What will be voted on at the Annual Meeting?

A.	The items of business scheduled to be voted on at the Annual Meeting are as follows:

1.	To elect up to five directors to serve until the Company’s 2018 Annual Meeting of Shareholders;

2.	To ratify the selection of Squar Milner LLP (“Squar Milner”) as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3.	To approve an amendment to the Company’s 2013 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder; and

4.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that you vote your shares “FOR” each director nominee and in favor of the other Proposals presented herein.

Q.	What shares can I vote at the Annual Meeting?

A.
You may vote all shares of Common Stock owned by you as of the Record Date, including: (1) shares held directly in your name as the shareholder of record; and (2) shares held for you as the beneficial owner through a broker, fiduciary or custodian.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.
Most of our shareholders hold their shares of Common Stock through a broker, fiduciary or custodian rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered to be, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card or vote by proxy via telephone or the Internet. We have enclosed a proxy card for you to use, which also contains instructions on how to vote via telephone or the Internet.
Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you from that organization, together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, fiduciary or custodian how to vote and are also invited to attend the Annual Meeting. Please note that since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, fiduciary or custodian that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, fiduciary or custodian has enclosed or provided voting instructions for you to use in directing the broker, fiduciary or custodian how to vote your shares.

Q.	How can I vote my shares without attending the Annual Meeting?

A.
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. Shareholders of record of our Common Stock may vote by proxy using the enclosed proxy card, or vote via telephone or the Internet. Shareholders who hold shares beneficially in street name may cause their shares to be voted by proxy using the proxy card or voting instruction form provided by their broker, fiduciary or custodian and mailing them in the accompanying postage-prepaid envelope or vote via telephone or the Internet.

Q.	How can I vote my shares in person at the Annual Meeting?

A.
Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a “legal proxy” from the broker, fiduciary or custodian that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions, as described above, so that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting.

Q.	Is my vote confidential?

A.
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and the certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy card, which may then be forwarded to the Company’s management.

Q.	How are votes counted?

A.
If you provide specific instructions with regard to an item, your shares will be voted as you instruct on such item. If you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the nominees identified herein, “FOR” Proposals 2 and 3, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting).

Q.	What is a “broker non-vote”?

A.
A broker non-vote occurs when a beneficial owner of shares held in “street name” does not give instructions to the broker, fiduciary or custodian holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, fiduciary or custodian holding the shares. If the beneficial owner does not provide voting instructions, the broker, fiduciary or custodian can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers, dissolutions or other shareholder proposals, as well as the election of directors and the approval of proposals relating to equity compensation plans. Because rulings on proposals are made pursuant to rules and interpretations governing the conduct of brokerage firms, rather than rules that apply directly to the Company, we have not made any determinations or predictions on how such rulings will be made. However, we have indicated below with respect to each proposal what the effect of a broker non-vote would be, if a non-vote is returned with respect to that proposal.

Q. How are abstentions counted?

A.
If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining the presence of a quorum, but they will not be voted on any matter at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor of a director nominee or withheld. Because directors are elected by plurality, abstentions will be entirely excluded from the vote and will have no effect on its outcome.
With regard to Proposals 2 and 3, these matters require the approval of a majority of the votes cast on the matter affirmatively or negatively. Because abstentions are neither an affirmative nor negative vote, they will be disregarded. However, as noted above, approval of Proposals 2 and 3 also requires the affirmative vote of a majority of the shares necessary to constitute a quorum. As a result, a large number of abstentions could prevent the approval of these Proposals.

Q.	What should I do if I receive more than one proxy?

A.
You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one broker, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q.	Who is soliciting my vote, and who is paying the costs?

A.
Your vote is being solicited on behalf of the Board, and the Company will pay the costs associated with the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement.

Q.	How can I find out the results of the voting?

A.	We intend to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K within four business days following the Annual Meeting.

Q.	Whom should I contact if I have questions?

A.	If you have any additional questions about the Annual Meeting or the Proposals presented in this proxy statement, you should contact:
Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
10182 Telesis Court, 6th Floor
San Diego, CA 92121
(858) 433-6839

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors

We currently have five members of our Board of Directors (the “Board”): George F. Tidmarsh, M.D., Ph.D., Kevin C. Tang, Laura L. Douglass, Craig A. Johnson, and Robert H. Rosen. All five of the incumbent directors have been nominated for reelection at the Annual Meeting. Directors elected at the Annual Meeting will hold office until the 2018 Annual Meeting of Shareholders, and in each case, until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal or other cause in accordance with our Articles of Incorporation. All of the director nominees have indicated their willingness to serve, if elected.

Unless authority to vote for any of the nominees is withheld in a proxy, shares represented by proxies will be voted FOR all nominees. In the event that any nominee for director becomes unavailable for reelection as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee, if any, as the Board may propose. Alternatively, the Board may elect to reduce the size of the Board within the range authorized under the Articles of Incorporation.

The biographies of the director nominees and their ages as of July 1, 2017 are set forth below.

Nominees for Director

The people listed below are nominated for election to the Board, to serve a one-year term until his or her successor is elected and qualified following the 2018 Annual Meeting of Shareholders. Our Board recommends that you vote FOR the following nominees:

Name	Age	Position
George F. Tidmarsh, M.D., Ph.D.	57	President, Chief Executive Officer, Secretary and Director
Kevin C. Tang	50	Director, Chairman of the Board
Laura L. Douglass	53	Director
Craig A. Johnson	55	Director
Robert H. Rosen	61	Director

George F. Tidmarsh, M.D., Ph.D., has served as President, Chief Executive Officer, Secretary and a director of the Company since January 2012. Dr. Tidmarsh has more than 25 years of experience creating, building and leading biotechnology and pharmaceutical companies and developing innovative pharmaceutical products. Prior to joining the Company, Dr. Tidmarsh was the Chief Executive Officer of Solana Therapeutics, Inc. from August 2011 to January 2012. In 2006, he founded Metronome Therapeutics, Inc., where he served as its Chief Executive Officer until its acquisition by Spectrum Pharmaceuticals, Inc. in 2010. In 2005, Dr. Tidmarsh founded Horizon Pharma, Inc., where he served as its President and Chief Executive Officer until 2008 and as a director and consultant until 2011. In 2001, he founded Threshold Pharmaceuticals, Inc., where he served as its President until 2005. Earlier in his career, Dr. Tidmarsh led the development of Doxil® (doxorubicin hydrochloride liposomal injection) while serving as Director of Oncology at Liposome Technology, Inc. Doxil has become a standard-of-care treatment for patients suffering from ovarian cancer. He serves as a director of the Citizens Oncology Foundation, a non-profit organization. Dr. Tidmarsh received his M.D. and Ph.D. from Stanford University, where he completed fellowship training in Pediatric Oncology and Neonatology and remains a Consulting Professor of Pediatrics and Neonatology. The Board has concluded that Dr. Tidmarsh should serve on our Board based on his extensive experience creating, building and leading biotechnology companies.

Kevin C. Tang has served as a director and as Chairman of the Board of the Company since August 2014. Mr. Tang has more than 20 years of experience in evaluating, creating and building biotechnology companies that are focused on developing treatments for life-threatening and debilitating diseases and conditions. Mr. Tang is the Chairman and Chief Executive Officer of Odonate Therapeutics, LLC, a biopharmaceutical company dedicated to the development of best-in-class therapeutics that improve and extend the lives of patients with cancer. Mr. Tang also is the President of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. From 1993 to 2001, Mr. Tang held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Since 2009, Mr. Tang has served as a director of Heron Therapeutics, Inc. and, since 2012, has served as the Chairman of its Board of Directors. In 2006, Mr. Tang co-founded Ardea Biosciences, Inc.

and served as a director from its inception through its acquisition by AstraZeneca PLC in 2012. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, he served as a director of Penwest Pharmaceuticals Co. From 2001 to 2008, Mr. Tang was a director of Trimeris, Inc. (acquired by Synageva Biopharma Corp.). Mr. Tang received a B.S. degree from Duke University. The Board has concluded that Mr. Tang should serve on our Board based on his extensive experience forming and building biotechnology companies, serving as a director of numerous biotechnology companies and serving as a manager of funds specializing in the area of life sciences.

Laura L. Douglass has served as a director of the Company since October 2013. Ms. Douglass has more than 25 years of operating experience in the drug development industry with a particular expertise in clinical trial design and execution. Ms. Douglass is currently the President and Chief Executive Officer of Next Generation Clinical Research, a contract research organization servicing the pharmaceutical industry that she founded in 1999. Additionally, Ms. Douglass serves as the President and Chief Executive Officer for Eufaeria Biosciences, Inc. Ms. Douglass is also a founder and director of SB Bancorp, Inc. and Settlers Bank, Inc. She also serves as a director of Agrace HospiceCare. Ms. Douglass received a nursing degree from The University of the State of New York-Albany. The Board has concluded that Ms. Douglass should serve on our Board based on her substantial operating experience and expertise in clinical trial management.

Craig A. Johnson has served as a director of the Company since October 2013. Mr. Johnson has more than 25 years of experience serving in senior financial management roles and governing corporations, primarily in the biotechnology industry. Mr. Johnson is currently a director of Mirati Therapeutics, Inc., Heron Therapeutics, Inc. and GenomeDx Biosciences, Inc. Mr. Johnson served as a director of Ardea Biosciences, Inc. from 2008 until its acquisition by AstraZeneca PLC in 2012, and as a director of Adamis Pharmaceuticals Corporation from 2011 to 2014. From 2011 to 2012, he was Chief Financial Officer of PURE Bioscience, Inc. From 2010 to 2011, he was Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 until its acquisition by Raptor Pharmaceutical Corp. in 2009, and then as Vice President of a wholly-owned subsidiary of Raptor from 2009 to 2010. He held several positions, including Chief Financial Officer and Senior Vice President of Operations, at MitoKor, Inc. from 1994 to 2004. Prior to 1994, Mr. Johnson held senior financial positions with several early-stage technology companies and also practiced as a Certified Public Accountant with Price Waterhouse. Mr. Johnson received a B.B.A. degree in accounting from the University of Michigan-Dearborn. The Board has concluded that Mr. Johnson should serve on our Board based on his substantial experience governing biotechnology companies and expertise in financial management.

Robert H. Rosen has served as a director of the Company since July 2014. Mr. Rosen has more than 25 years of experience serving in leadership positions in biotechnology and pharmaceutical companies and commercializing innovative pharmaceutical products. Mr. Rosen has served as President and a director of Heron Therapeutics, Inc. since May 2013. Prior to his appointment as President of Heron Therapeutics, he served as Senior Vice President and Chief Commercial Officer beginning in October 2012. Prior to joining Heron Therapeutics, Mr. Rosen served as Managing Partner of Scotia Nordic LLC, a life sciences advisory firm. From April 2011 to March 2012, Mr. Rosen served as Senior Vice President of Global Commercial Operations at Dendreon Corporation. From 2005 to 2011, he served as Global Head of Oncology at Bayer HealthCare Pharmaceuticals, where he was responsible for the development of the oncology business unit for regions that included the Americas, Europe, Japan and Asia Pacific. During his tenure at Bayer, Mr. Rosen led the launch of Nexavar® (sorafenib) for the treatment of renal cell carcinoma and hepatocellular carcinoma. From 2002 to 2005, Mr. Rosen was Vice President of the Oncology Business Unit at Sanofi-Synthèlabo Inc., where he was responsible for the development of Sanofi’s U.S. oncology business and the launch of Eloxatin® (oxaliplatin) for colon cancer. From November 2014 to December 2015, Mr. Rosen served as a director of Conkwest, Inc. (now NantKwest, Inc.). Mr. Rosen received a B.S. degree in pharmacy from Northeastern University. The Board has concluded that Mr. Rosen should serve on our Board based on his extensive leadership experience in the biotechnology and pharmaceutical industry and expertise in commercializing innovative pharmaceutical products.

Vote Required

The five director nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors. Proxies solicited by the Board will be voted for all nominees unless you specify otherwise in your proxy.

We strongly encourage you to submit your voting instruction card and exercise your right to vote as a shareholder.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the nominees identified above.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board has selected Squar Milner LLP (“Squar Milner”) to serve as our independent registered public accounting firm for the year ending December 31, 2017. Squar Milner has served as our independent registered public accounting firm since January 2013 and commenced auditing our financial statements for the year ended December 31, 2012.

The selection of our independent registered public accounting firm is not required to be submitted for shareholder approval. Nonetheless, the Board is seeking ratification of its selection of Squar Milner as a matter of good corporate governance. If the shareholders do not ratify this selection, the Board will reconsider its selection of Squar Milner and will either continue to retain the firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Board may, in its sole discretion, determine to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

Representatives of Squar Milner are expected to be present at the Annual Meeting, and they will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions from shareholders.

Independent Registered Public Accounting Firm and Fees

The following table presents the fees for services provided by Squar Milner LLP during the fiscal years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees	$141,068	$177,656
Audit-Related Fees	10,260	31,402
Tax Fees	13,083	7,910
Total	$164,411	$216,968

Audit Fees. The fees identified under this caption were for professional services rendered by Squar Milner for the annual audit of our consolidated financial statements and internal control over financial reporting. The fees identified under this caption also include fees for professional services rendered by Squar Milner for the review of the financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees.  Audit related fees consist of fees paid to Squar Milner in connection with their consents on the Company’s registration statements on Forms S-3 and S-8.

Tax Fees.  Tax fees consist principally of assistance related to tax compliance and reporting.

Pre-approval Policy.  Our Audit Committee approves in advance all services provided by our independent registered public accounting firm. All engagements of our independent registered public accounting firm for 2016 and 2015 were pre-approved by the Audit Committee.

Vote Required

The approval of a majority of the votes cast affirmatively or negatively is required to approve this Proposal. Further, approval of this Proposal also requires the affirmative vote of a majority of the shares necessary to constitute a quorum for the Annual Meeting. As a result, broker non-votes and abstentions will be disregarded in determining whether the affirmative votes cast represent a majority of the total number of votes cast on this Proposal (the so-called “majority-of-the-quorum” requirement). However, a large number of abstentions or broker non-votes could prevent approval of this Proposal under the majority-of-the-quorum requirement.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of Squar Milner LLP as the Company’s independent registered public accounting firm.

PROPOSAL 3: AMENDMENT TO THE COMPANY’S 2013 EQUITY INCENTIVE PLAN

The current total share reserve under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) is 4,600,000 shares of Common Stock. As of July 1, 2017, equity awards covering a total of 3,838,115 shares were outstanding, and 558,992 shares remained available for new grants under the 2013 Plan.

We use the 2013 Plan to provide meaningful equity incentives to recruit, retain and reward qualified employees, consultants and directors of appropriate experience and stature. By increasing stock ownership, we aim to align the interests of qualified employees, consultants and directors with the interests of our shareholders. Our Board has unanimously approved, subject to shareholder approval, an amendment to the 2013 Plan to increase the number of shares authorized for issuance thereunder to a total of 8,100,000 shares, representing an increase of 3,500,000 shares. If this Proposal is approved, the text of Section 4(a) of the 2013 Plan, which sets forth the authorized share reserve under the plan, will be amended and restated to read as follows:

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered upon satisfaction of Awards under the Plan shall be 8,100,000 shares of Stock (the “Reserve”). The limits set forth in this Section 4(a) shall be construed to comply with Section 422. Without limiting the generality of the foregoing, no more than 8,100,000 shares of Stock may be issued in satisfaction of the exercise or surrender of ISOs granted under the Plan. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

Existing Equity Plan Information

The following table includes aggregated information regarding awards outstanding under our 2013 Plan, the number of shares available for future awards under our 2013 Plan as of July 1, 2017, and the proposed number of shares issuable under the 2013 Plan:

	Number of shares	As a percentage of stock outstanding(1)
Outstanding stock options	3,838,115	11.41%
Outstanding restricted stock awards and exercised options	202,893	0.60%
Total shares issued or subject to outstanding awards as of July 1, 2017	4,041,008	12.01%
Total shares available for future awards as of July 1, 2017	558,992	1.66%
Proposed increase in shares available for future awards	3,500,000	10.41%
Proposed shares available for future awards	4,058,992	12.07%

1.
Percentage outstanding is calculated on an as-converted, fully diluted basis, which includes the Common Stock underlying our issued and outstanding convertible preferred stock and options to purchase Common Stock.

The maximum term for stock options under the 2013 Plan is ten years and the weighted-average remaining term of outstanding stock options is approximately 8.6 years. Certain additional information with respect to all of our equity compensation plans in effect as of December 31, 2016 is provided under the heading “Equity Compensation Plan Information.”

The potential dilution from the 3,500,000 share increase requested is approximately 10.41% (calculated as the additional shares requested, divided by the as-converted, fully-diluted shares outstanding as of the Record Date). If the potential share request is approved, the Company's total potential dilution from the shares available for issuance under the 2013 Plan would increase from 1.66% (calculated as the total shares available for future awards under the 2013 Plan as of the Record Date, divided by the as-converted, fully-diluted shares outstanding as of the Record Date) to 12.07% (calculated as the quotient of: (a) the sum of: (i) the shares available for future awards under the 2013 Plan as of the Record Date; plus (ii) the 3,500,000 requested share increase; divided by (b) the as-converted, fully-diluted shares outstanding as of the Record Date). The Board has considered this potential dilution level and believes that the resulting dilution levels would be within normal ranges for similarly situated biotechnology companies.

In addition to overall dilution, in recommending the size of the increase in the share reserve under the 2013 Plan, the Compensation Committee considered annual dilution from the Company’s equity incentive plans. The Company measures annual dilution as the total number of shares subject to equity awards granted during the year, less cancellations and other shares returned to the reserve, divided by total common shares and common share equivalents outstanding at the end of the year. The Company’s annual dilution under the 2013 Plan for 2016 calculated on this basis was approximately 5.5%.

The Company manages its long-term dilution goal by limiting the number of shares subject to equity awards that it grants annually, commonly referred to as burn rate. Burn rate is defined as the number of shares granted under the Company’s equity incentive plans, less cancellations and other shares returned to the reserve, divided by the average number of shares of Common Stock and common share equivalents outstanding during the year. The Company has calculated the annualized burn rate under the 2013 Plan for the past three years, as set forth in the following table:

	Options Granted	Full-Value Shares Granted	Total Granted	Average Number of Fully Diluted Shares	Annualized Burn Rate
2014 - 2016	4,064,000	7,000	4,071,000	24,943,000	5.44%

An additional metric that the Company uses to measure the cumulative impact of its equity incentive programs is overhang. Overhang equals the quotient of: (a) the sum of: (1) the number of shares subject to equity awards outstanding but not exercised or settled, plus (2) the number of shares available to be granted under the equity plans; divided by (b) the sum of: (1) the total number of as-converted, fully-diluted shares outstanding as of the Record Date, plus (2) the number of shares available to be granted under the equity plans. If the proposed amendment to the 2013 Plan is approved, the Company’s overhang calculated on this basis would increase to approximately 21% and then would be expected to decline as awards are exercised and/or become vested.

Reasons for Seeking Shareholder Approval

The Board believes that equity-based compensation is a critical part of the Company’s compensation program. Shareholder approval of the amendment to increase the shares available under the 2013 Plan would allow us to continue to attract and retain directors, executives, other employees and consultants with equity incentives. The Company granted an average of 1,721,000 equity awards per year under its existing equity incentive plans during 2015 and 2016. The Company estimates that the availability of 3,500,000 additional shares for future awards would provide a sufficient number of shares to enable the Company to continue to make awards for the next one to two years, depending on the size of the commercial team expected to be hired, our clinical development programs, other related personnel growth and the amount, timing and financial terms of fundraising activity, which may impact the timing and degree of overall dilution.

General Provisions of the 2013 Plan

The following is a summary of the principal features of the 2013 Plan. The summary below is qualified in its entirety by the terms of the 2013 Plan, as proposed to be amended, a copy of which is attached hereto as Appendix A and is incorporated by reference herein.

Purpose. The purpose of the 2013 Plan is to advance our and our shareholders’ interests by providing eligible persons with financial incentives to promote the success of our business objectives, by increasing eligible persons’ proprietary interest in us and by giving us a means to attract and retain employees, directors and consultants of appropriate experience and stature.

Administration, Amendment and Termination. The 2013 Plan will be administered by the Board (the “Administrator”), except that the Board may delegate: (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; and (ii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” includes the person or persons so delegated to the extent of such delegation. The Administrator has the authority to: (i) interpret the 2013 Plan; (ii) determine eligibility for and grant awards under the 2013 Plan; (iii) determine, modify or waive the terms and conditions of any award granted under the 2013 Plan; (iv) prescribe forms, rules and procedures; and (v) otherwise do all things necessary to carry out the purposes of the 2013 Plan.

The Administrator, in its discretion, selects from the class of eligible persons those individuals to whom awards will be granted and determines the nature, dates, amounts, exercise prices, vesting periods and other relevant terms of such awards. The Administrator may modify the terms and conditions of an award, which requires the consent of the recipient of such award if the modification will adversely affect the recipient’s rights under the award. However, outstanding options may not be re-priced without shareholder approval. All determinations of the Administrator are conclusive and binding on all parties.

Eligibility. The Administrator will select participants from among those key employees and directors of, and consultants and advisors to, the Company or its affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility may be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Currently, there are approximately seventy-seven employees and four non-employee directors of the Company who are eligible to participate in the 2013 Plan. Eligibility for ISOs (as defined below) is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the U.S. Internal Revenue Code of 1986, as in effect and amended from time to time, or any successor statute in effect (the “Internal Revenue Code”).

Securities Subject to the 2013 Plan. The number of shares of our Common Stock that could be issued and outstanding or subject to outstanding awards granted under the 2013 Plan is currently set at 4,600,000 shares. If this Proposal is approved, the share reserve will be fixed at 8,100,000 shares. To the extent consistent with applicable legal requirements, shares of Common Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the number of shares available for awards under the 2013 Plan. The shares to be issued under the 2013 Plan will be made available either from authorized but unissued shares of our Common Stock or from previously issued shares of our Common Stock that we reacquire, including shares purchased on the open market.

Adjustments. The number and kind of shares of Common Stock or other securities available under the 2013 Plan in general, as well as the number and kind of shares of Common Stock or other securities subject to outstanding awards and the price per share of such awards, may be proportionately adjusted to reflect stock splits, stock dividends and other capital stock transactions.

Section 162(m) of the Internal Revenue Code Limitations. In general, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount of compensation that we may deduct in any tax year with respect to our Chief Executive Officer and each of our other three most highly compensated officers (excluding a Chief Financial Officer), including any compensation relating to an award granted under the 2013 Plan. The 2013 Plan is designed to allow us to grant awards that are not subject to the $1 million limit imposed by Section 162(m). However, the rules promulgated under Section 162(m) are complicated, and may change from time to time, sometimes with retroactive effect. As such, it cannot be guaranteed that any amounts intended to qualify as “performance based compensation” under Section 162(m) will so qualify. The maximum number of shares subject to awards that may be granted to any person in any calendar year and the maximum number of shares of stock subject to SARs (as defined further below) granted to any person in any calendar year will each be equal to 500,000 shares. The maximum amount payable to any person in any year under cash awards will be $250,000. Furthermore, if Section 162(m) would otherwise apply and if the amount of compensation a person would receive under an award is not based solely upon an increase in the value of the underlying shares of our Common Stock after the date of grant or award, the Administrator is authorized to condition the grant, vesting, or exercisability of such an award on the attainment of a pre-established objective performance goal. The 2013 Plan defines a pre-established objective performance goal to include one or more of the following performance criteria: (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; operating or gross margin; operating income; net income (before or after taxes); net operating income; net operating income after tax; pre- and after-tax income; pre-tax profit; cash flow, determined in the aggregate (or on a per share basis); operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of expense or working capital levels; economic value added (or an equivalent metric); debt reduction; implementation or completion of projects or processes; sales of particular products or services; customer acquisition, retention or satisfaction; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criterion or criteria.

Non-Assignability of Awards. Awards are generally not transferable by a recipient during the life of the recipient. Awards are generally exercisable during the life of a recipient only by the recipient.

Shareholder Rights. No recipient or permitted transferee of an award under the 2013 Plan will have any rights as a shareholder with respect to any shares issuable or issued in connection with the award until we receive all amounts payable in connection with exercise of the award and performance by the recipient of all obligations under such award.

Award Types

Stock Options. Stock options granted under the 2013 Plan may be incentive stock options (“ISOs”), which are intended to qualify under the provisions of Section 422 of the Internal Revenue Code, or nonqualified stock options (“NSOs”), which do not so qualify.

The exercise price (or the base value from which appreciation is to be measured) of each award requiring exercise will be 100% (in the case of an ISO granted to a ten-percent shareholder, within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the stock subject to the award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. To the extent the Company has a class of securities listed for trading on the Nasdaq Capital Market, no award, once granted, may be re-priced other than in accordance with the applicable shareholder approval requirements of the Nasdaq Capital Market. Fair market value will be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

Where the exercise of an award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible: (i) through the delivery of unrestricted shares of stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe; (ii) through a broker-assisted exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

Options granted under the 2013 Plan vest, become exercisable and terminate as determined by the Administrator. All options granted under the 2013 Plan may be exercised at any time after they vest and before their expiration date or earlier termination; provided that no option may be exercised more than 10 years after the date of its grant; and provided further that the exercise period may be less than 10 years if required by the Internal Revenue Code. In the absence of a specific written agreement to the contrary, and in each case subject to earlier termination on the option’s original expiration date, options will generally terminate: three months after termination of the recipient’s employment with us; 12 months after death; and, immediately with respect to termination of employment for reasons which cause discredit on the participant as to justify immediate termination. Notwithstanding the foregoing, however, the Administrator may designate shorter or longer periods after termination of employment to exercise any option if provided for in the instrument evidencing the grant of the options or if agreed upon in writing by the recipient. Options cease to vest upon termination of employment, but the Administrator may accelerate the vesting of any or all options that had not become exercisable on or prior to the date of such termination.

Other Awards. In addition to options, the Administrator may also grant performance awards, restricted stock, stock appreciation rights (“SARs”), unrestricted stock, stock units, including restricted stock units, and other awards that are convertible into or otherwise based on stock. Performance awards entitle the recipient to a payment in cash or shares of our Common Stock upon the satisfaction of certain performance criteria. Shares of restricted stock may be granted by the Administrator to recipients who may not transfer the restricted shares until the restrictions are removed or expire. The Administrator may also approve stock payments of our Common Stock to any eligible person and may also grant Common Stock or other awards to recipients of options, SARs or other awards denominated in shares of Common Stock. For all such awards, the Administrator will generally determine the relevant criteria, terms and restrictions.

Certain Material U.S. Federal Income Tax Considerations

The following summary of certain federal income tax considerations with respect to the receipt and exercise of awards granted by us is based upon federal income tax rules in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax considerations regarding the receipt and exercise of awards under foreign, state and local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2013 Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all considerations arising with respect to the grant or exercise of awards and the disposition of any acquired shares.

Incentive Stock Options. The 2013 Plan provides for the grant of stock options that qualify as ISOs as defined in Section 422 of the Internal Revenue Code. Except as discussed below, a recipient of an ISO generally is not subject to ordinary income tax on the grant or the exercise of an ISO if the recipient exercises the option while the recipient is our employee (or an employee of any parent or subsidiary corporation) or within three months following termination of the recipient’s employment (or within one year, if termination was due to a permanent and total disability).

If the recipient of the ISO sells the shares acquired upon the exercise of the option at any time within one year after the date we issue such shares to the recipient or within two years after the date we grant the ISO to the recipient (a “disqualifying disposition”), then:

•
if the recipient’s sales price exceeds the purchase price paid for the shares upon exercise of the ISO, the recipient will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise, and will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the purchase price paid for the shares upon exercise of the ISO; or

•
if the recipient’s sales price is less than the purchase price paid for the shares upon exercise of the ISO, the recipient will recognize a capital loss equal to the excess of the purchase price paid for the shares upon exercise of the ISO over the sales price of the shares.

If the recipient sells shares acquired upon exercise of an ISO at any time after the recipient has held the shares for at least one year after the date we issue such shares to the recipient pursuant to the recipient’s exercise of the ISO and at least two years after the date we grant the recipient the ISO, then the recipient will recognize long-term capital gain or loss equal to the difference between the sales price and the purchase price paid for the shares upon exercise of the ISO.

The amount by which the fair market value of shares the recipient acquires upon exercise of an ISO (determined as of the date of exercise) exceeds the purchase price paid for the shares upon exercise of the ISO will be included as a positive adjustment in the calculation of the recipient’s “alternative minimum taxable income” in the year of exercise. In computing the alternative minimum taxable income, the tax basis of a share acquired on exercise of the ISO is increased by the amount of the adjustment taken into account with respect for that share for alternative minimum tax purposes in the year the ISO is exercised.

In the case of a disqualifying disposition of shares by a recipient that results in the recognition of ordinary income, we will be entitled to an income tax deduction equal to the amount of such ordinary income includible in income by the option holder subject to Section 162(m) of the Code, provided that the amount constitutes an ordinary and necessary business expense, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

If the recipient holds the shares for the requisite period described above, and therefore solely recognizes capital gain upon the sale of such shares, we will not be entitled to any income tax deduction.

Nonqualified Stock Options. The grant of an NSO to a recipient is generally not a taxable event for the recipient if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon the exercise of an NSO, the recipient will generally recognize ordinary income equal to the excess of the fair market value of the shares the recipient acquires upon exercise (determined as of the date of exercise) over the purchase price paid for the shares upon exercise of the NSO. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we generally will be entitled to an income tax deduction as a compensation expense equal to the amount of such ordinary income realized by the option holder. Provided the shares are held as a capital asset, the recipient’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the purchase price paid for the shares plus the ordinary income recognized with respect to the shares, and such capital gain or loss will be taxable as long term or short term capital gain or loss depending upon the recipient’s holding period after exercise.

Stock Appreciation Rights. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the holder of a SAR will recognize ordinary income equal to the value we pay (whether in cash, stock or a combination thereof) pursuant to the SAR on the date the holder receives payment. We will generally be entitled to an income tax deduction in an amount equal to the ordinary income recognized by the holder.

Stock Purchase Rights - Restricted Stock. Under the 2013 Plan, we are authorized to grant rights to purchase shares of restricted Common Stock subject to a right to repurchase such stock at the price paid by the participant if the participant’s employment relationship with us terminates prior to the lapse of such repurchase right. In general, there will be no tax consequences to a participant upon the grant of a right to purchase such restricted stock or upon purchase of such restricted stock. Instead, the participant will be taxed at ordinary income rates at the time our repurchase rights expire or are removed on an amount equal to the excess of the fair market value of the stock at that time over the amount the participant paid to acquire such stock. A participant who acquires restricted stock, however, may make an election under Section 83(b) of the Internal Revenue Code with respect to such stock. If such an election is made within 30 calendar days after the participant’s acquisition of the stock, the participant is taxed at ordinary income rates in the year in which the participant acquires the restricted stock. The ordinary income the participant must recognize is equal to the excess of the fair market value of the stock at the time of the participant’s acquisition of the stock (determined without regard to the restrictions) over the amount that the participant paid to acquire such stock. If a participant makes a timely election under Section 83(b) of the Internal Revenue Code with respect to restricted stock, the participant generally will not be required to report any additional income with respect to such restricted stock until he or she disposes of such stock, at which time he or she will generally recognize capital gain or loss (provided the shares are held as a capital asset) equal to the difference between the sales price and the fair market value of the stock at the time of the participant’s acquisition of the stock (determined without regard to the restrictions). In the event that a participant forfeits (as a result of a repurchase) restricted stock with respect to which an election under Section 83(b) of the Internal Revenue Code has been made, the participant ordinarily will not be entitled to recognize any loss for federal income tax purposes (except to the extent the amount realized by the participant at the time of such forfeiture is less than the participant’s purchase price for such stock). We generally will be entitled to a deduction equal to the amount of ordinary income, if any, recognized by a participant.

Other Awards. In addition to the awards described above, the 2013 Plan authorizes certain other types of awards that may include payments in cash, our Common Stock or a combination of cash and our Common Stock. The tax consequences of such awards will depend upon the specific terms of such awards. Generally, however, a participant who receives an award payable in cash will recognize ordinary income, and we will be entitled to a deduction, with respect to such award at the earliest time at which the participant has an unrestricted right to receive the amount of the cash payment. In general, the sale or grant of stock to a participant under the 2013 Plan will be a taxable event at the time of the sale or grant if such stock at that time is not subject to a substantial risk of forfeiture or is transferable within the meaning of Section 83 of the Internal Revenue Code in the hands of the participant. For such purposes, stock is ordinarily considered to be transferable if it can be transferred to another person who takes the stock free of any substantial risk of forfeiture. In such case, the participant will recognize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of such stock on the date of the sale or grant over the amount, if any, that the participant paid for such stock. Stock that, at the time of receipt by a participant, is subject to restrictions that constitute a substantial risk of forfeiture and that is not transferable within the meaning of Section 83 of the Internal Revenue Code generally will be taxed under the rules applicable to restricted stock as described above.

Withholding. In the event that an optionee or other recipient of an award under the 2013 Plan is our employee, we generally will be required to withhold applicable federal income taxes with respect to any ordinary income recognized by such optionee or other award recipient in connection with stock options or other awards under the 2013 Plan.

Certain Additional Rules Applicable to Awards. The terms of awards granted under the 2013 Plan may provide for accelerated vesting in connection with a change in control. In that event, and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Internal Revenue Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and we will be denied any deduction with respect to such payment.

We generally are entitled to a deduction equal to the ordinary income recognized by a recipient in connection with an award. However, our deduction (including the deduction related to ordinary income recognized by a recipient) for compensation paid to our Chief Executive Officer and each of our other three most highly compensated officers (other than our Chief Financial Officer) may be limited to $1 million per person annually. Depending on the nature of the award, all or a portion of the ordinary income attributable to certain awards granted under the 2013 Plan may be included in the compensation subject to such deduction limitation.

Interest of Certain Persons in Matters to Be Acted Upon

Each of our current directors, executive officers and employees is eligible to receive awards under the 2013 Plan. The Administrator has the discretion to determine which eligible persons will receive awards under the 2013 Plan. As a result, future participation in the 2013 Plan by executive officers, directors and other employees is not determinable.

New Plan Benefits

The Compensation Committee will have full discretion to determine the number and amount of awards to be granted to employees under the 2013 Plan, subject to the terms of the plan. Therefore, the future benefits or amounts that would be received by the executive officers, directors, and employees, under the 2013 Plan are not determinable at this time. However, the following table sets forth the options issued under the 2013 Plan that have been granted related to the fiscal year ended December 31, 2016 to the following persons or groups: (i) each of our Named Executive Officers, (ii) our current executive officers as a group, (iii) all current directors who are not employees as a group, and (iv) all employees who are not executive officers.

Name	Position	Number of Securities Underlying Options Granted
George F. Tidmarsh, M.D., Ph.D.	President, Chief Executive Officer and Secretary	214,700
Lakhmir S. Chawla, M.D.	Chief Medical Officer	64,100
Dennis M. Mulroy	Chief Financial Officer	64,100
Jennifer A. Carver	Chief Operating Officer	64,100
All current executive officers as a group		471,100
All directors who are not employees as a group		40,000
All employees, other than executive officers, as a group		1,157,875

Vote Required

The approval of a majority of the votes cast affirmatively or negatively is required to approve this Proposal. Further, approval of this Proposal also requires the affirmative vote of a majority of the shares necessary to constitute a quorum for the Annual Meeting. As a result, broker non-votes and abstentions will be disregarded in determining whether the affirmative votes cast represent a majority of the total number of votes cast on this Proposal. However, a large number of abstentions or broker non-votes could prevent approval of this Proposal under the majority-of-the-quorum requirement.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless shareholders specify otherwise in their proxies.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board, which is currently composed of five directors. Consistent with NASDAQ listing requirements, our Board has determined that as of the Record Date, Ms. Douglass, Mr. Johnson and Mr. Rosen are “independent” within the meaning of NASDAQ Marketplace Rules 5605(b) and 5605(a)(2). During the year ended December 31, 2016, the Board met or took action by unanimous written consent six times (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period for which he or she has been a director; and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.

Committees of the Board of Directors

Our Board has three standing committees: an audit committee; a compensation committee; and a corporate governance and nominating committee. All committee members have been determined to be independent. The committees operate under written charters that are available for viewing on our website at www.ljpc.com, under “Investor Relations.”

Audit Committee. It is the responsibility of the Audit Committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in its oversight of our compliance with legal and regulatory requirements. The specific duties of the Audit Committee include: monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent auditor; monitoring the independence and performance of our independent auditor; and providing an avenue of communication among the independent auditor, our management and our Board. The Audit Committee has the authority to conduct any investigation it feels appropriate to fulfill its responsibilities, and it has direct access to all of our employees and to the independent auditor. The Audit Committee also has the ability to retain, at our expense and without further approval of the Board, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties. The Audit Committee met or took action by unanimous written consent four times in 2016. The Audit Committee is comprised of three members: Craig Johnson, Robert Rosen and Laura Douglass. Craig Johnson is the chair of the Audit Committee and is deemed to be the audit committee's financial expert. As of the Record Date, each member of the Audit Committee met the requirements for independence under the listing standards of the NASDAQ Capital Market and the Securities and Exchange Commissions (the “SEC”) rules and regulations, as well as met the requirements for financial literacy and sophistication under the applicable listing standards.

Compensation Committee. It is the responsibility of the Compensation Committee to assist the Board in discharging the Board’s responsibilities regarding the compensation of our employees and directors. The specific duties of the Compensation Committee include: making recommendations to the Board regarding the corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; recommending compensation levels to the Board based upon such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; making recommendations to the Board regarding our overall compensation structure, policies and programs; and reviewing the Company’s compensation disclosures. Additional information regarding the processes and procedures of the Compensation Committee is provided below under the caption “Executive Compensation.” The Compensation Committee met or took action by unanimous written consent five times in 2016. The Compensation Committee is comprised of two members: Craig Johnson and Laura Douglass. Craig Johnson is the chair of the Compensation Committee. As of the Record Date, each member of the Compensation Committee met the requirements for independence under the listing standards of the NASDAQ Capital Market and the SEC rules and regulations.

Corporate Governance and Nominating Committee. It is the responsibility of the Corporate Governance and Nominating Committee to assist the Board: to identify qualified individuals to become directors of the Board; to determine the composition of the Board and its committees; and to monitor and assess the effectiveness of the Board and its committees. The specific duties of the Corporate Governance and Nominating Committee include: identifying, screening and recommending to the Board candidates for election to the Board; reviewing director candidates recommended by our shareholders; assisting in recruiting qualified director candidates to serve on the Board; monitoring the independence of current directors and nominees; and monitoring and assessing the relationship between the Board and our management with respect to the Board’s ability to function independently of management. The Corporate Governance and Nominating Committee met or took action by unanimous written consent one time in 2016. The Corporate Governance and Nominating Committee is comprised of two members: Laura Douglass and Robert Rosen. As of the Record Date, each member of the Corporate Governance and Nominating Committee met the requirements for independence under the listing standards of the NASDAQ Capital Market.

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines that describe a number of our corporate governance practices. The Corporate Governance Guidelines are available for viewing on our website at www.ljpc.com, under “Investor Relations.”

Code of Ethics; Corporate Website

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, or persons performing similar functions. Our Code of Ethics is posted on our corporate governance website located at www.ljpc.com, under “Investor Relations”. We intend to disclose future amendments to certain provisions of the Code of Ethics, and waivers of the Code of Ethics granted to executive officers and directors, on the website within four business days following the date of the amendment or waiver. The corporate website may also be used to communicate other material developments to our shareholders from time to time, such as press releases, corporate presentations and presentations delivered at investor conferences. Shareholders are encouraged to regularly review the corporate website for any such updates.

Communications with the Board of Directors

Our shareholders may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to: c/o Corporate Secretary, La Jolla Pharmaceutical Company, 10182 Telesis Court, 6th Floor, San Diego, California, 92121. All communications will be compiled by our Corporate Secretary and forwarded to the Board or the director accordingly.

Compensation Committee Interlocks and Insider Participation

During 2016, Dr. Tidmarsh was an employee of the Company. None of our executive officers served as a member of the Compensation Committee or as a director of another entity where such entity’s executive officers served on our Compensation Committee or Board.

Board Leadership Structure; Risk Management

The role of our Chairman of the Board is separate from the Chief Executive Officer. The Board has determined that its structure is appropriate at this time given the Company’s specific characteristics and circumstances, including the Board’s commitment to independent Board and Committee leadership, and to fulfill the Board’s duties effectively and efficiently so that our business receives the undivided attention of the Chief Executive Officer.

Our Board is responsible for oversight of our risk management policies and procedures. We are exposed to a number of risks, including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Board will regularly discuss with management our major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken, and highlighting any new risks that may have arisen since they last met.

The Board oversees the management of risk exposure and risk mitigation in various areas including: (i) risks relating to our employment policies and executive compensation plans and arrangements; (ii) financial risks and taking appropriate actions to help ensure quality financial reporting and appropriately conservative investment practices; and (iii) risks associated with the independence of the Board and potential conflicts of interest. The Audit Committee reviews policies with respect to risk assessment and risk management and consults with outside resources as appropriate on other matters that could have a significant impact on the Company’s financial statements. The Audit Committee also reviews policies with respect to financial risk and makes recommendations to the Board. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure, which separates the roles of our Chairman of the Board and our Chief Executive Officer.

Director Nominations

Our Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee may utilize a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current directors, professional search firms, shareholders or other persons. Once the Corporate Governance and

Nominating Committee has identified a prospective nominee, it will evaluate the prospective nominee in the context of the then-current constitution of the Board and will consider a variety of other factors, including the prospective nominee’s business, biotechnology, finance and financial reporting experience, and attributes that would be expected to contribute to an effective Board. The Corporate Governance and Nominating Committee seeks to identify nominees who possess a wide range of experience, skills and areas of expertise, knowledge and business judgment. Our Corporate Governance and Nominating Committee thus considers a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin, but also includes diversity of experience and skills. We have no formal policy regarding Board diversity. Our Corporate Governance and Nominating Committee’s priority in selecting directors is identification of persons who will further the interests of our shareholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among directors, and professional and personal experiences and expertise relevant to our growth strategy. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in the Company’s Bylaws, as amended and restated (the “Bylaws”), our Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely, the notice must be received within the time frame discussed in our Bylaws. To be in proper form, the notice must, among other matters, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. A copy of our Bylaws will be provided upon written request to our Corporate Secretary.

Director Attendance at Annual Meetings

Our Board has adopted a policy that encourages our directors to attend our annual shareholder meeting. We held our 2016 annual shareholder meeting on August 23, 2016, and three of the Company’s directors were present in person for such meeting.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including our system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 with management, including a discussion of the quality, not merely the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed our audited financial statements with our independent auditor, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, including a discussion of such matters as are required to be discussed under auditing standards generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditor its independence from us and our management, including as set forth in Auditing Standard 1301: Communications with Audit Committees (formerly Auditing Standard No. 16). The Audit Committee has also considered the compatibility of the independent auditor’s provision of non-audit services to us with the auditor’s independence.

The Audit Committee discussed with our independent auditor the overall scope and plan for its audit. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based upon the reviews and discussions referred to above, the Audit Committee recommended that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. This report is provided by the following directors, who perform the functions of the Audit Committee:

Craig A. Johnson, Chair of Audit Committee
Robert H. Rosen
Laura L. Douglass

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors and officers and persons who own more than 10% of our equity securities are required to report their initial beneficial ownership of our equity securities and any subsequent changes in that beneficial ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known late filings during the year ended December 31, 2016. To our knowledge, based solely upon our review of the copies of such reports required to be furnished to us during the year ended December 31, 2016, all of these reports were timely filed.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of July 1, 2017 are set forth below, as well as biographies for officers other than Dr. Tidmarsh, whose biography is set forth under Proposal 1.

Name	Age	Position
George F. Tidmarsh, M.D., Ph.D.	57	President, Chief Executive Officer, Secretary and Director
Lakhmir S. Chawla, M.D.	46	Chief Medical Officer
Dennis M. Mulroy	62	Chief Financial Officer
Jennifer A. Carver	63	Chief Operating Officer
James M. Rolke	48	Chief Scientific Officer

Dr. Lakhmir “Mink” S. Chawla has been the Chief Medical Officer of the Company since July 2015. Dr. Chawla has more than 20 years of medical experience with particular expertise in critical care and nephrology. Dr. Chawla has been an active investigator in the field of critical care nephrology since 2002. Previously, Dr. Chawla was an Associate Professor of Medicine at the George Washington University from 2008 to 2015, where he had dual appointments in the Department of Anesthesiology and Critical Care Medicine and in the Department of Medicine, Division of Renal Diseases and Hypertension. Dr. Chawla was also the Chief of the Division of Intensive Care Medicine at the Washington D.C. Veterans Affairs Medical Center from 2014 to 2015. During his tenure at George Washington, Dr. Chawla was the designer and lead investigator of a pilot study called the ATHOS (Angiotensin II for the Treatment of High Output Shock) trial, which served as the basis for the Company’s ongoing ATHOS 3 clinical study. Dr. Chawla received an M.D. from the New Jersey Medical School.

Dennis M. Mulroy has been the Chief Financial Officer of the Company since April 2015. Mr. Mulroy has more than 25 years of financial management experience, including leadership positions in publicly traded biotechnology, life sciences, medical service and medical device companies. Prior to joining La Jolla, Mr. Mulroy served as Chief Financial Officer of Taxus Cardium Pharmaceuticals Group Inc. since 2005. Prior to joining Taxus Cardium, Mr. Mulroy served as Chief Financial Officer of Molecular Imaging, Inc. and SeraCare Life Sciences, Inc., and held financial management positions of increasing responsibility at several other companies. Mr. Mulroy began his career as a Certified Public Accountant with Ernst & Young LLP in San Diego. Mr. Mulroy received a B.S. degree in business administration, with an emphasis in accounting, from the University of San Diego.

Jennifer A. Carver has been the Chief Operating Officer since January 2017. Prior to her appointment as Chief Operating Officer, Ms. Carver held a number of operational roles of increasing responsibility since joining the Company in February 2014, most recently as Senior Vice President, Operations of the Company. Ms. Carver has more than 20 years of cross-functional leadership experience in pharmaceutical drug development and the healthcare industry. Prior to joining La Jolla, Ms. Carver was Senior Director of Project Management at Spectrum Pharmaceuticals, Inc., leading the NDA and launch activities for Beleodaq®, an FDA-approved, anti-cancer agent, from 2012 to 2014. Previously, she held various roles at Allos Therapeutics, Inc. from 2001 to 2012, including Project Manager for Folotyn®, an FDA-approved, anti-cancer agent, and led integration activities following the acquisition of Allos by Spectrum Pharmaceuticals in 2012. Ms. Carver received a B.S.N. and M.B.A. from the University of Colorado.

James M. Rolke has been the Chief Scientific Officer of the Company since January 2017. Prior to his appointment as Chief Scientific Officer, Mr. Rolke held various positions of increasing responsibility since joining the Company in January 2012, most recently as Vice President of Research & Development. Mr. Rolke has over 25 years of research and development experience in the biotechnology industry. Prior to joining La Jolla, Mr. Rolke was Chief Technology Officer at Pluromed, Inc. (acquired by Sanofi) from 2009 to 2012. Previously, Mr. Rolke served as Director of Operations at Prospect Therapeutics, Inc. from 2007 to 2009, and held research and development positions of increasing responsibility at several other companies. Mr. Rolke received a B.S. degree in chemistry from Keene State College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation earned by our four executive officers serving during 2016, which included the Chief Executive Officer, Chief Medical Officer, Chief Financial Officer and Chief Operating Officer (who held the title of Senior Vice President, Operations during 2016) who are collectively referred to herein as the Company’s Named Executive Officers. In January 2017, James Rolke was promoted to the position of Chief Scientific Officer. In that capacity, Mr. Rolke is deemed an executive officer. However, because Mr. Rolke was not serving as an executive officer at any time during 2016, Mr. Rolke is not included as a Named Executive Officer for the year ended December 31, 2016.

Compensation Philosophy and Objectives

Our goal is to provide a competitive total compensation package with significant emphasis on pay for performance. Accordingly, we favor equity and discretionary awards over guaranteed cash compensation in order to drive accomplishments that enhance shareholder value and align the interests of our executive officers and our shareholders. This means that our executive officers will not realize the total potential value of their compensation package unless performance goals, which are directly tied to our corporate performance, are achieved. The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and responsible in that it is designed to incentivize our management team to achieve our short-term and long-term corporate objectives, while effectively managing business risks and challenges.

Based on the foregoing objectives, executive compensation is based on three primary components: base salary, annual incentive bonuses and equity awards. The Compensation Committee believes that cash compensation in the form of base salary and an annual incentive target bonus provides our executive officers with short-term rewards for success in operations, and that long-term compensation through equity awards (which consists mainly of stock options) aligns the objectives of management with those of our shareholders with respect to long-term performance and success. In addition, our executive officers receive benefits that are generally available to all of our employees. Our compensation-setting process includes reviewing the targeted overall compensation for each executive, and then allocating that compensation between base salary and incentive compensation (annual performance-based cash bonuses and equity incentive awards), based appropriately on industry and salary survey data for public companies of a similar market capitalization, size and stage of clinical development.

With respect to equity awards, these awards typically vest and become exercisable over a period of four years, consisting of an initial one-year cliff-vest, followed by monthly or quarterly vesting. However, we have also used performance-based vesting conditions and the combination of performance and time-based vesting conditions for certain awards. We believe that long-term value creation, contrasted with short-term gain, presents the best opportunity for employees to profit from these awards. In circumstances where performance-based equity awards have been granted, the events that trigger vesting are generally estimated to be achieved at least one year from the grant date, although shorter performance goals may be used in some cases. The Company has not historically used claw-back provisions or imposed holding periods for vested awards, although the Compensation Committee may consider whether such mechanisms might be appropriate in the future to mitigate risk.

Risk Management and Mitigation

In reviewing the compensation structure in fiscal 2016, we also considered how the Company’s compensation policies may affect the Company’s risk profile and whether compensation policies and practices may encourage risk-taking by employees. More specifically, we considered the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, we concluded that the use of performance-based bonuses and long-term equity awards did not appear to create undue risks for the Company or encourage excessive risk-taking behavior on the part of our executive officers.

Roles in Determining Compensation

Compensation Committee

The Compensation Committee has the responsibility of reviewing the appropriateness of the total compensation paid to our executive officers. The Compensation Committee oversaw and approved all compensation arrangements and actions for our key employees in 2016, including the Named Executive Officers. The Compensation Committee has delegated to the Chief Executive Officer certain administrative responsibilities under the Company’s equity compensation plan, allowing the Chief Executive Officer to make equity award grants, and set base salary and annual incentive targets, in each case within predetermined guidelines established by the Compensation Committee and limited to non-officer employees of the Company.

Compensation Consultant

In 2016, the Compensation Committee engaged the services of Barney & Barney, LLC (“B&B”), an independent insurance firm that provides compensation consulting services. The directive for B&B was to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and review, and analysis of competitive data with respect to the Company’s peers in the industry. The Compensation Committee has the final authority to engage and terminate services for consultants it may engage. The decision to engage B&B was not made, or recommended, by the Company’s management. B&B also provides insurance brokerage services to the Company outside of its services to the Compensation Committee. The Compensation Committee, after a review of the factors set forth in Section 10C-1 of the Securities Exchange Act of 1934, has determined that B&B is independent, and the insurance brokerage work and compensation consulting work performed by B&B did not present any conflicts of interest.

Say-on-Pay

On June 5, 2013 and August 23, 2016, the Company provided shareholders a “say-on-pay” advisory vote on its executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended. At the Company’s 2013 and 2016 annual meeting of shareholders, shareholders expressed support for the compensation of our Named Executive Officers, with a majority of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of these advisory votes. The Compensation Committee also considers many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the Compensation Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding our Named Executive Officers’ compensation, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of the “say-on-pay” advisory votes. The Company also provided shareholders a “say-on-frequency” advisory vote on June 5, 2013. As previously disclosed, in light of the results of such shareholder vote, the Board adopted a resolution to hold a “say-on-pay” vote once every three years. The next “say-on-pay” vote will be held at the Company’s 2019 annual meeting of shareholders, at which time the Company will also submit a new say-on-frequency vote for consideration.

Base Salary

Executive base salaries are based on job responsibilities, accountability and the experience of the individual. For 2016, the Compensation Committee sought to implement a policy of targeting base salaries for executives, including the Chief Executive Officer, at or near the 50th percentile of salaries of executives with similar roles at similar organizations, based on broad comparative data. In its assessment of executive compensation levels, B&B provided information that indicated that, using the Company’s identified peer group, executive cash compensation was slightly below the 50th percentile.

During its review of base salaries for executives and other key employees, the Compensation Committee primarily considered:

•	market data provided by publicly available industry surveys and B&B to ensure competitive compensation;

•	compensation data for public companies of a similar market capitalization, size and stage of clinical development;

•	individual performance of the executive for the prior year, including achievements and overall contribution to the Company’s growth and business success; and

•	internal review of the executive’s overall compensation relative to other executives at a similar level.

The Compensation Committee considers these factors in the aggregate, without assigning weight to any specific factor, and not every factor was considered for each executive officer.

Salary levels are typically considered annually as part of our performance review process as well as upon promotion or other changes in job responsibilities. Merit increases are awarded based on the Compensation Committee’s subjective overall review of an executive’s performance of his or her job responsibilities. In addition, base salaries are reviewed annually to assure comparability with market practices. Market adjustments generally are reserved for those whose base salaries are substantially below market. In June 2016, the compensation committee reassessed the base salaries paid to the Executive Officers and based on a review of peer data, approved increases of 4.2% for Dr. Chawla, 6.1% for Mr. Mulroy, and 13.3% for Ms. Carver. Dr. Tidmarsh’s base salary remained unchanged. In the evaluation of performance for 2016, the Compensation Committee approved an increase of 2.5% in the base salaries for Dr. Tidmarsh, Dr. Chawla, Mr. Mulroy and Ms. Carver. Ms. Carver was promoted to Chief Operating Officer and received an additional promotion increase of 6%. These increases were effective commencing with the first pay period in 2017.

Annual Incentive Bonus

The annual performance-based cash bonus for the Named Executive Officers is determined based upon corporate performance and also individual achievements and performance, as warranted. The Compensation Committee, consistent with the overall corporate philosophy of keeping cash compensation for executives at or near the 50th percentile when compared to executives with similar roles at similar organizations, reviewed the target bonus potential payout for the Named Executive Officers together with other generally available market comparative data. The target bonus is set at an incentive level based on the executive’s accountability and potential impact on the Company’s performance. Accordingly, the more control and accountability that an executive has over the Company’s performance, the greater the percentage of that executive’s total compensation is dependent on annual performance-based cash bonus awards. The targeted bonus payout for 2016 set at the beginning of the year was 50% of base salary for Dr. Tidmarsh and 35% of base salary for each of Dr. Chawla, Mr. Mulroy and Ms. Carver. In determining the annual performance-based cash bonus opportunity for executives, the executive’s annual base salary is multiplied by his target bonus percentage. The resulting amount is then multiplied by the corporate performance percentage approved by the Compensation Committee, which is dependent on the achievement of corporate performance goals, and also potentially adjusted upwards or downwards for individual executives based on their individual contribution toward the corporate results during the relevant year and prorated for their time employed in 2016. For 2016, the Compensation Committee determined that our Named Executive Officers had achieved 90% of their corporate performance goals and individual contribution toward the corporate results. Key factors in determining the 2016 level of achievement included full enrollment of the LJPC-501 study, reporting positive phase 1 results for the LJPC-401 study, and the agreement with the European Medical Agency on the design of a pivotal trial for LJPC-401. Performance-based cash bonus payouts made to the Named Executive Officers in January 2017 for their performance in 2016 are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

For annual performance-based cash bonuses for our executive officers, in any given year, a minimum overall goal achievement of greater than or equal to 50% is required for an executive officer to earn any performance-based cash bonus. The target bonus can be earned if a goal achievement of 100% is obtained; for extraordinary performance in corporate goal achievement, up to 150% of the target bonus for that goal could be awarded. Accordingly, for the Named Executive Officers, there is the potential to receive up to 150% of their overall bonus target. The Compensation Committee retains broad discretion to modify our target goals at any time, including the methodology for calculating the specific bonus amounts. The Compensation Committee may also, in its sole discretion, determine to either increase annual incentive bonus payouts for extraordinary achievement or to reduce payout if economic and business conditions warrant.

Equity Compensation

The executive equity incentive compensation program is designed to promote high performance and achievement of corporate goals by employees on a long-term basis, encourage the growth of shareholder value and allow employees to participate in the long-term success of the Company. As of December 31, 2016, the Company had approximately 102 employees and four non-employee directors who are eligible to receive equity awards. Under the 2013 Equity Incentive Plan, the Board (or a committee thereof, including the Compensation Committee) may grant stock options, shares of stock, restricted stock units, stock appreciation rights and performance awards. In granting these awards, the Board (or a committee thereof, including the Compensation Committee) may establish any conditions or restrictions it deems appropriate.

To date, our Company has generally granted equity to our executive officers and other employees in the form of stock options. These awards will provide compensation only to the extent that the Company’s stock price appreciates over that time.

The Compensation Committee has provided the management team with an equity stake in the business, which we believe aligns the long-term interests of the management team with our shareholders. Because a financial gain from stock options is only possible if the price of the Common Stock has increased, the Company believes that option grants motivate our executives and other employees to deliver superior performance and focus on behaviors and initiatives that lead to long-term value creation, which benefits all of the Company’s shareholders. The Company typically grants time-based vesting options, but has also granted performance-based stock and option awards to our Chief Executive Officer and also certain other executives upon occasion.

Stock option award levels are based on option grant guidelines approved by the Board or the Compensation Committee and vary among employees based on their level within the Company and their individual performance. Annual awards of stock options to executives are made as part of the annual review of executive performance, which typically occurs around year end. Newly hired or promoted executives receive their award of stock options on their date of hire/promotion or at the next regularly scheduled Compensation Committee or Board meeting following their hire or promotion date. The Compensation Committee targets stock option award levels for executives, including the Chief Executive Officer, at or near the 75th percentile of long-term incentive awards of executives with similar roles at similar organizations, based on broad comparative data. The resulting amount is then multiplied by the corporate performance percentage approved by the Compensation Committee, which is dependent on the achievement of corporate performance goals, and also potentially adjusted upwards or downwards for individual executives based on their individual contribution toward the corporate results during the relevant year and prorated for their time employed in 2016. The Compensation Committee, in line with the Company’s philosophy to encourage long-term value creation, elected to emphasize the equity portion of each executive’s overall total compensation. The grant of options by the Company is unrelated to any anticipated major announcements made by the Company and is thus not influenced by any material, non-public information that may exist at the time of grant.

Following an annual review of compensation, as well as individual and corporate performance that was completed in December 2016, Dr. Tidmarsh, Dr. Chawla, Mr. Mulroy and Ms. Carver were each granted an option to purchase up to 214,700, 64,100, 64,100 and 64,100 shares, respectively, of Common Stock at a price equal to the fair market value of Common Stock on the grant date, which was January 4, 2017. These options shall vest and become exercisable with respect to one-quarter of the underlying shares on the first anniversary of the grant date, and the remaining shares are to vest ratably each month thereafter over the next three years, such that these options are fully vested and exercisable on the fourth anniversary of the grant date, subject to the recipient’s continued service with the Company through each such vesting date. These options were granted and governed in all respects under the Company’s 2013 Equity Incentive Plan.

Employee Benefit Program

We have not historically provided special benefits or perquisites to our Named Executive Officers and did not do so in 2016. The Named Executive Officers are eligible to participate in all of the Company’s health, welfare, paid time-off and 401(k) retirement savings benefit programs on the same terms as are available to other employees. These benefit programs are designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health, welfare and paid time-off benefits ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. The retirement savings plan helps employees save and prepare financially for retirement.

The Company’s retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the Named Executive Officers, are able to contribute the lesser of 50% of their annual compensation (as defined) or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis. The Company matches employee contributions to the 401(k) Plan based on each participant’s contribution during the plan year, up to 3.5% of each participant’s annual compensation.

Employment and Separation Arrangements

From time to time, we have provided executive officers with certain termination and change in control benefits. Where implemented, the Compensation Committee or Board has approved these termination and change in control benefits in order to maintain market-competitive compensation practices and to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage of development and where the possibility exists that we may be acquired if our business efforts succeed. These arrangements are intended to retain highly skilled executives who have, or who may seek, alternatives that may appear to them to be less risky in terms of the potential loss of their position following a merger or sale, particularly where the services of these executive officers may not be required by the acquirer.

A summary of the terms of the arrangements we have with our Named Executive Officers and the potential value of payments upon termination or change in control is provided in an amendment to the annual report on Form 10-K under the headings “Employment Agreements” and “Payments Upon Termination or Change in Control.”

Competitive Market Review

In 2016, the Compensation Committee retained B&B to assist the committee in identifying a selected peer group of companies within the biotechnology/biopharmaceutical industry and with similar identified characteristics to our Company to be used to assess compensation levels for the top senior management positions. B&B was involved with the process of selecting an appropriate peer group for our Company and in collecting and analyzing compensation data of the companies within our peer group. In addition, for some positions, we reviewed other broader market surveys within our industry. While we do not establish compensation levels based solely on comparative data, pay practices at other companies are an important factor that is considered in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. In compiling the peer group for 2016, the factors that were identified as providing well-defined comparatives to the Company were market capitalization ($400 million to $1 billion), current stage of clinical development or business activity (product(s) in Phase 2 and Phase 3 studies, and/or close to potential commercialization) and number of employees ( < 150). While the Compensation Committee reviewed compensation data pertaining to these companies, it determined that elements such as the Company’s diversity of clinical development activities and the level of executive experience should be significant factors in assessing compensation levels, and certain factors such as number of employees or market capitalization might allow for easy categorization, but were not necessarily the most significant factors in determining the relative need by the Company to recruit highly skilled executives. The 20 companies in the peer group identified by B&B for 2016 are listed below.

Agenus Inc.	Ardelyx, Inc.
Array BioPharma Inc.	Blueprint Medicines Corporation
Corcept Therapeutics Incorporated	Enanta Pharmaceuticals, Inc.
Epizyme, Inc.	Flexion Therapeutics, Inc.
Insmed Incorporated	Keryx Biopharmaceuticals, Inc.
Momenta Pharmaceuticals, Inc.	Otonomy, Inc.
Raptor Pharmaceuticals Corp.	Revance Therapeutics, Inc.
Sucampo Pharmaceuticals, Inc.	Synergy Pharmaceuticals Inc.
TG Therapeutics, Inc.	Vanda Pharmaceuticals Inc.
Xencor, Inc.	Ziopharm Oncology, Inc.

Tax Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Board or the Compensation Committee may, among other considerations, also give consideration to our ability to deduct, under applicable federal corporate income tax laws, compensation payments made to executives. Specifically, the Compensation Committee or the Board may consider the requirements and impact of Section 162(m) of the Internal Revenue Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. Although the Compensation Committee or the Board may consider the Section 162(m) rules as a factor in determining compensation, these considerations will not necessarily limit compensation to amounts deductible under Section 162(m). In addition, the rules promulgated under Section 162(m) are complicated, and may change from time to time, sometimes with retroactive effect. As such, it cannot be guaranteed that any amounts intended to qualify as exempt “performance-based compensation” under Section 162(m) will so qualify.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees, although senior members of our management team are encouraged and expected to have a significant direct interest in the value of our Common Stock through the receipt of equity awards and/or open market purchases, as the case may be. We strive to design our compensation program to stress long-term ownership in Company equity as the means of best aligning the interests of our executives with those of our shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee

Craig A. Johnson, Chairman
Laura L. Douglass

Summary Compensation Table

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to us by our Named Executive Officers during 2016, 2015 and 2014.

Name and Principal Position	Year	Salary	Options Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
George F. Tidmarsh, M.D., Ph.D., President, Chief Executive Officer and Secretary	2016	$557,000	$3,827,488	$251,000	$18,148	$4,653,636
	2015	$525,000	$14,871,700	$223,000	$18,228	$15,637,928
	2014	$470,000	$1,936,979	$235,000	$63,930	$2,705,909
Lakhmir S. Chawla, M.D., Chief Medical Officer(4)	2016	$411,500	$1,142,585	$132,000	$40,938	$1,727,023
	2015	$190,000	$5,190,689	$119,000	$52,588	$5,552,277
Dennis M. Mulroy, Chief Financial Officer(5)	2016	$340,000	$1,142,714	$110,000	$17,984	$1,610,698
	2015	$236,513	$2,172,844	$72,000	$9,376	$2,490,733
Jennifer A. Carver, Chief Operating Officer(6)	2016	$320,000	$1,142,714	$107,000	$55,381	$1,625,095

1.
This column represents the net aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718, for all stock options and other equity awards granted. The 2016 options include options awarded in January 2017 for 2016 performance. The 2015 options, include options awarded in February 2015 for 2014 performance, options awarded in December 2015 for 2015 performance, new hire options awarded in 2015 and other options awarded in 2015. The assumptions used in calculating the fair value of the stock options and awards can be found under Note 6 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. These amounts reflect the net grant date fair value for these stock options and awards and do not necessarily correspond to the actual value that will be realized by the Named Executive Officer.

2.	The amounts listed represent cash awards earned for the year under the Company’s bonus program.

3.
The amounts in the column represent the Company’s contribution to the 401(k) plan, life issuance premiums paid by the Company, a housing allowance for Dr. Chawla and travel and housing expenses for Ms. Carver. For 2016, the amounts include (a) the Company’s contribution to the 401(k) plan for Dr. Tidmarsh, Dr. Chawla, Mr. Mulroy and Ms. Carver in the amount of $15,826, $15,128, $14,420 and $7,023, respectively (b) life insurance premiums paid by the Company for Dr. Tidmarsh, Dr. Chawla, Mr. Mulroy and Ms. Carver in the amount of $2,322, $810, $3,564 and $3,564, respectively (c) $25,000 housing allowance for Dr. Chawla and (d) $44,794 for travel and housing expenses for Ms. Carver.

For 2015, the amounts include the Company contributions to the 401(k) plans for Dr. Tidmarsh, Dr. Chawla and Mr. Mulroy in the amount of $15,806, $4,750 and $7,000, respectively, and life insurance premiums paid by the Company for Dr. Tidmarsh, Dr. Chawla and Mr. Mulroy in the amount of $2,422, $338 and $2,376, respectively. In addition, Dr. Chawla received relocation expenses covered by the Company in the amount of $47,500.

4.	Dr. Chawla joined the Company in July 2015 with an initial annual salary of $380,000.

5.	Mr. Mulroy joined the Company in April 2015 with an initial annual salary of $320,000.

6.	Ms. Carver became a Named Executive Officer of the Company in January 2016 with an initial annual salary of $300,000.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding grants of plan-based awards for performance in calendar year 2016.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(2)

George F. Tidmarsh, M.D., Ph.D.	1/4/2017	214,700	$19.19	$3,827,488
Lakhmir S. Chawla, M.D.	1/4/2017	64,100	$19.19	$1,142,585
Dennis M. Mulroy	1/4/2017	64,100	$19.19	$1,142,585
Jennifer A. Carver	1/4/2017	64,100	$19.19	$1,142,585

1.	These options were awarded in January 2017 for performance in calendar year 2016.

2.
This column reflects the aggregate grant date fair value of equity awards granted in 2017 and calculated in accordance with FASB ASC 718. The assumptions used in calculating the fair value of the stock options and awards can be found under Note 6 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at 2016 Year End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price ($)	Option Expiration Date(1)	Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested($)
George F. Tidmarsh, M.D., Ph.D.	113,128	67,872	(3)	—		$10.84	4/3/2024	—	—
	131,250	168,750	(3)	—		$19.69	2/23/2025	—	—
	—	—		30,000	(2)	$35.58	8/31/2025	—	—
	72,251	216,749	(4)	—		$28.24	12/21/2025	—	—
	—	214,700	(4)	—		$19.19	1/4/2027	—	—
	—	—		—		—	—	542,679	$9,513,163
Lakhmir S. Chawla, M.D.	41,250	18,750	(5)	—		$17.34	2/6/2025	—	—
	20,000	40,000	(6)	—		$35.58	8/31/2025	—	—
	—	—		30,000	(2)	$35.58	8/31/2025	—	—
	14,676	44,024	(4)	—		$28.24	12/21/2025	—	—
	—	64,100	(4)	—		$19.19	1/4/2027	—	—
Dennis M. Mulroy	25,000	35,000	(4)	—		$18.23	4/6/2025	—	—
	10,376	31,124	(4)	—		$28.24	12/21/2025	—	—
	—	64,100	(4)	—		$19.19	1/4/2017	—	—
Jennifer A. Carver	12,375	5,625	(3)	—		$7.26	2/7/2024	—	—
	6,250	3,750	(3)	—		$7.69	5/22/2024	—	—
	6,250	5,750	(4)	—		$19.8	1/9/2025	—	—
	10,776	12,724	(4)	—		$19.69	2/23/2025	—	—
	—	—		15,000	(2)	$35.58	8/31/2025	—	—
	12,751	38,249	(4)	—		$28.24	12/21/2025	—	—
	—	64,100	(4)	—		$19.19	1/4/2027	—	—

1.	All stock options expire ten years from the date of grant.

2.
Equity incentive plan awards consist of performance-based stock options. The number of shares issuable were vested at 75% based on the achievement of patient enrollment related to the Phase 3 clinical trial for the LJPC-501 program, by certain target dates.

3.
The stock option vests and becomes exercisable with respect to 25% of the underlying shares on the one-year anniversary of the grant date and then vests and becomes exercisable ratably on a quarterly basis over the next three years.

4.
The stock option vests and becomes exercisable with respect to 25% of the underlying shares on the one-year anniversary of the grant date and then vests and becomes exercisable ratably on a monthly basis over the next three years.

5.
The stock option vests and becomes exercisable with respect to 25% of the underlying shares on the date of grant and then vests and becomes exercisable ratably on a quarterly basis over the next three years.

6.	The stock option vests and becomes exercisable with respect to the underlying shares ratably on a monthly basis over four years after the grant date.

Option Exercises and Stock Vested in 2016

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George F. Tidmarsh, M.D., Ph.D.	500,000	$1,452,120
Lakhmir S. Chawla, M.D.	—	—
Dennis M. Mulroy	—	—
Jennifer A. Carver	—	—

Pension Benefits

We do not maintain any pension benefits.

Non-qualified Defined Contribution and Other Non-qualified Deferred Compensation Plans

We do not maintain a defined benefit pension plan or a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change in Control

The following table sets forth information regarding potential payments that would have been made to our Named Executive Officers upon various termination or change in control events assuming such events occurred as of December 31, 2016. Because none of our Named Executive Officers have employment agreements that provide for severance payments on a termination without cause or a resignation for good reason, no such potential payments are reported in the table below.

Name	Without Cause or With Good Reason	Without Cause or With Good Reason Within Three Months Before or 12 Months After a Change in Control
George F. Tidmarsh, M.D., Ph.D.
Severance(1)	$—	$—
Benefit continuation	—	—
Accelerated vesting of stock awards(2)	—	454,064
Total	$—	$454,064
Lakhmir S. Chawla, M.D.
Severance(1)	$—	$—
Benefit continuation	—	—
Accelerated vesting of stock awards(2)	—	3,563
Total	$—	$3,563
Dennis M. Mulroy
Severance(1)	$—	$—
Benefit continuation	—	—
Accelerated vesting of stock awards(2)	—	—
Total	$—	$—
Jennifer A. Carver
Severance(1)	$—	$—
Benefit continuation	—	—
Accelerated vesting of stock awards(2)	—	94,669
Total	$—	$94,669

1.
The executive officers' employment offer letters do not provide for severance benefits upon termination, with or without a change of control. However, pursuant to the terms of the stock options and equity awards, the executive officers, are entitled to accelerated vesting of their equity awards in certain circumstances, as set forth in this table.

2.
Represents the value of in-the-money, unvested equity awards that would have accelerated if the Named Executive Officers were terminated on December 31, 2016, based on the closing price of our Common Stock of $17.53 on December 31, 2016.

Director Compensation
Retainers and Fees for 2016. Directors who are also our employees receive no extra compensation for their service on the Board. In 2016, our non-employee directors received an annual fee of $60,000, which is paid quarterly. The Chairman of the Board, Mr. Tang, has elected to waive all cash compensation for his service as a director.

Option Grants for 2016. Each of our non-employee directors is eligible to receive, upon becoming a non-employee director, a one-time grant of a non-qualified stock option under the 2013 Plan in an amount to be determined by the Board at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. These non-employee director options have a term of 10 years and vest with respect to 1/3rd of the underlying shares on the one-year anniversary of the grant and with respect to the remainder of the underlying shares on a quarterly basis for two years thereafter. Each non-employee director receives an additional grant annually of a non-qualified stock option in an amount to be determined by the Board. These non-employee director options have a term of 10 years and vest fully on the one-year anniversary of the grant. The exercise price for these additional non-employee director options is the fair market value of our Common Stock on the date of their grant. All outstanding non-employee director options vest in full immediately prior to any change in control. Each non-employee director is also eligible to receive additional options under the 2013 Plan at the discretion of the Board. These options vest and become exercisable pursuant to the 2013 Plan and the terms of the option grant.

For their service in 2016, each non-employee director was awarded, in January 2017 an option to purchase up to 10,000 shares of Common Stock at $19.19 per share, a price per share equal to the fair value of our Common Stock on the date of grant. The table below sets forth the total compensation paid to our non-employee directors for 2016.

Name	Fees Earned or Paid in Cash	Stock Awards	Options Awarded(1)(2)	Total
Kevin C. Tang(1)	—	—	$175,362	$175,362
Laura L. Douglass	$60,000	—	$175,362	$235,362
Craig A. Johnson	$60,000	—	$175,362	$235,362
Robert H. Rosen	$60,000	—	$175,362	$235,362

1.	Mr. Tang has elected to waive all cash compensation for his service as a director.

2.	Included in this table is the estimated fair value of awards made in January 2017 relating to 2016 service.

Certain Relationships and Related-Party Transactions

Pursuant to our Code of Ethics, our executive officers, directors and employees must disclose transactions involving actual or apparent conflicts of interest, such as related-party transactions, to the Chairperson of the Audit Committee. Additionally, the Audit Committee is responsible for review and approval of all related-party transactions in which any officer, director or shareholder has a direct or indirect interest and would be required to be disclosed under Item 404(a) of SEC Regulation S-K, and has written policies and procedures for reviewing, approving or ratifying any transaction required to be reported under Item 404(a) of SEC Regulation S-K. In reviewing related-party transactions, the Audit Committee evaluates any transaction in which a “related person” (as defined in Item 404(a) of SEC Regulation S-K) was or is to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. The Audit Committee also will consider whether the proposed terms are at least as favorable to the Company as could be obtained from unaffiliated third parties and will confirm that there is a bona fide business purpose for the transaction.

During the year ended December 31, 2015, the Company entered into a services agreement with a third party that is controlled by investment funds affiliated with the Chairman of the Company’s Board. Pursuant to the services agreement, the Company provides certain services to this related party, including, but not limited to, research and development and clinical trial design and management for the project undertaken. In exchange for providing such services, the Company receives payments at a negotiated, arms-length rate that has been reviewed and approved by the Company’s Audit Committee. As a result, the consideration received by the Company for its services is considered to be no less favorable to the Company than comparable terms that the Company could obtain from an unaffiliated third party in an arms-length transaction. The services agreement may be canceled by either party upon 60-days’ written notice to the other party.

During the year ended December 31, 2016, the Company recognized approximately $616,000 of contract revenue for services and costs provided under the services agreement.

In addition, the Company and the Company’s Chief Executive Officer hold a non-voting profit interest in the related party, which provides the potential to receive a portion of the future distributions of profits, if any, that may be distributed by the third party entity.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 with respect to shares of our Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,567,462	(1)	$21.14	1,960,200
Equity compensation plans not approved by security holders	60,000		$18.23	—
Total	2,627,462		$21.07	1,960,200

1.	Outstanding options to purchase shares of our Common Stock under the La Jolla Pharmaceutical Company 2013 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of July 1, 2017, based on information available to us and filings with the SEC by:

•	Each of our directors;

•	Each of our Named Executive Officers;

•	All of our current directors and executive officers as a group; and

•	Each persons or group of affiliated persons known by us to be a beneficial owner of more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of July 1, 2017 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over his, her or its shares of Common Stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership of Common Stock is based on 22,123,456 shares of Common Stock outstanding as of July 1, 2017. Unless otherwise noted below, the address of each person listed on the table is c/o La Jolla Pharmaceutical Company, 10182 Telesis Court, 6th Floor, San Diego, California 92121.

Name and Address	Shares of Common Stock Owned(1)	Shares with Right to Acquire Within 60 Days	Total Beneficial Ownership	Percentage of Common Stock
Greater than 5% Shareholders
Tang Capital Partners, LP(2)	3,440,419	—	3,440,419	15.55%
FMR LLC(3)	2,738,101	—	2,738,101	12.38%
Broadfin Capital, LLC(4)	1,510,316	—	1,510,316	6.83%
RTW Investments, LLC(5)	1,086,037	263,029	1,349,066	6.03%
Perceptive Advisors LLC(6)	1,319,274	—	1,319,274	5.96%
Janus Capital Management LLC(7)	1,140,139	—	1,140,139	5.15%

Directors and Executive Officers
Kevin C. Tang(2)	3,440,419	38,000	3,478,419	15.70%
George F. Tidmarsh, M.D., Ph.D.	1,376,086	484,981	1,861,067	8.04%
Lakhmir S. Chawla, M.D.	2,085	135,708	137,793	*
Laura L. Douglass	—	56,250	56,250	*
Craig A. Johnson	—	56,250	56,250	*
Robert H. Rosen	—	38,000	38,000	*
Dennis M. Mulroy	500	52,292	52,792	*
Jennifer A. Carver	3,500	83,071	86,571	*
James M. Rolke	73,328	46,577	119,905	*
All Directors and Executive Officers as a group	4,895,918	991,129	5,887,047	25.47%
* Represents beneficial ownership of less than one percent (1%).

1.
Shares of Common Stock owned are based upon the Company’s review of Statement of Beneficial Ownership Filings on Schedules 13D, 13D/A, 13G and 13G/A; and unless otherwise indicated, does not include any shares purchased as part of the Common Stock offering in March 2017. Shares of Common Stock owned can vary since the date of such filings.

2.
Based upon a Schedule 13D/A filed with the SEC on March 6, 2017. The Schedule 13D/A was jointly filed by Tang Capital Partners, LP, Tang Capital Management, LLC and Kevin C. Tang. Tang Capital Partners, LP shares voting and dispositive power over such shares with Tang Capital Management, LLC and Kevin Tang. The shares of Common Stock owned and beneficially owned by Mr. Tang include shares of Common Stock owned by Tang Capital Partners, LP, and other shares of Common Stock for which Mr. Tang shares voting and/or dispositive power. Mr. Tang has sole voting and dispositive power over 38,000 shares underlying stock options exercisable within 60 days of July 1, 2017. The beneficial ownership for Tang Capital Partners, LP and Mr. Tang excludes approximately 6,067,784 shares of Common Stock that are potentially issuable upon conversion of shares of the Company’s Series C-1[2] Convertible Preferred Stock. Mr. Tang’s beneficial ownership excludes an additional approximately 270,716 shares of Common Stock that are potentially issuable upon conversion of shares of the Company’s Series C-1[2] Convertible Preferred Stock. The shares of Series C-1[2] Convertible Preferred Stock have a limit on the ability of the holder to convert, to the extent that the holder would beneficially own greater than 9.999% of the Common Stock following such conversion, provided that the holder has the ability to waive, increase or decrease this limitation on conversion upon providing the Company with 61 days of prior written notice. The beneficial ownership for Tang Capital Partners, LP, includes 149,254 shares of Common Stock purchased in the Common Stock offering in March 2017. Mr. Tang disclaims beneficial ownership of all shares reported herein except to the extent of his pecuniary interest therein. The address of the foregoing entities and person is 4747 Executive Drive, Suite 510, San Diego, CA 92121. Mr. Tang is the Chairman of the Board.

3.
Based upon a Schedule 13G/A filed with the SEC on February 14, 2017. The Schedule 13G/A was filed jointly by FMR LLC, Abigail P. Johnson and Select Biotechnology Portfolio. FMR LLC reports it has no sole voting power and has sole dispositive power with respect to 2,738,101 shares. The address of the entities and persons is 245 Summer Street, Boston, MA 02210.

4.
Based upon a Schedule 13G filed with the SEC on February 10, 2017. The Schedule 13G was jointly filed by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler. Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler share voting and dispositive power over such shares. The address of the forgoing entities and person is 300 Park Avenue, 25th Floor, New York, NY 10022.

5.
Based upon a Schedule 13G filed with the SEC on February 22, 2017. The Schedule 13G was jointly filed by RTW Investments, LP, RTW Master Fund, Ltd. and Roderick Wong. RTW Investments, LP share voting and dispositive power over such shares.  The beneficial ownership for RTW Investments, LLC includes approximately 263,029 shares of Common Stock that are potentially issuable upon conversion of shares of the Company’s Series C-1[2] Convertible Preferred Stock. The address of the foregoing entities and person is 250 West 55th Street, 16th Floor, Suite A, New York, NY 10019.

6.
Based upon a Schedule 13G filed with the SEC on February 14, 2017. The Schedule 13G was jointly filed by Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences master Fund, Ltd. Perceptive Advisors LLC and Joseph Edelman share voting and dispositive power over such shares. The address of the forgoing entities and person is 51 Astor Place, 10th Floor, New York, NY 10003.

7.
Based upon a Schedule 13G filed with the SEC on February 13, 2017. Janus Capital Management LLC has sole voting and sole dispositive power over such shares. The address of the forgoing entities and person is 151 Detroit Street, Denver, CO 80206.

OTHER INFORMATION

Other Business

We know of no other business to be presented at the Annual Meeting. If any other business were to properly come before the Annual Meeting, it is intended that the shares represented by proxies would be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

Shareholder Proposals

Shareholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2018 Annual Meeting, including nominees for directors, must cause their proposals to be received in writing by our Secretary at the address set forth on the first page of this proxy statement no later than March 31, 2018, provided that if the Company moves the date of the 2018 Annual Meeting of Shareholders by more than 30 days from the anniversary date of the Annual Meeting, then the deadline for submission of proposals will be a “reasonable time” before the Company begins to print and send its proxy materials for the 2018 Annual Meeting of Shareholders (as defined in Rule 14a-8 under the Securities Exchange Act of 1934). Any proposal should be addressed to our Secretary and may be included in next year’s proxy materials only if such proposal complies with our Bylaws, as discussed above, and the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any shareholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC.

Further, our Bylaws require that a shareholder give our Secretary timely written notice of any proposal or nomination of a director. To be timely, such written notice must be received by our Secretary not less than 90 days nor more than 120 days prior to a scheduled annual meeting of shareholders, or if less than 95 days’ notice or prior public disclosure of the date of the scheduled annual meeting of shareholders is given or made, such written notice must be received by our Secretary not later than the close of business on the seventh day following the earlier of the date of the first public announcement of the date of such meeting or the date on which such notice of the scheduled meeting was mailed.

Any notice to our Secretary regarding a shareholder proposal must include, as to each matter the shareholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; the name and address, as they appear on our books, of the shareholder proposing such business and any shareholders known by such shareholder to be supporting such proposal; the class and number of shares of our stock that are beneficially owned by the shareholder and by any other shareholder known by such shareholder to be supporting such matter on the date of such shareholder notice; and any material interest of the shareholder in such business.

Any notice to our Secretary regarding a nomination for the election of a director must include: the name and address of the shareholder who intends to make the nomination; the name and address of the person or persons to be nominated; the class and number of shares of our stock that are beneficially owned by the shareholder; a representation that such shareholder intends to appear in person or by proxy at the annual meeting and nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and the consent of each nominee to serve as a director if so elected.

Incorporation by Reference

The report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

Householding

The Company may satisfy SEC rules regarding delivery of proxy materials, including the proxy statement, annual report and notice to shareholders, by delivering a single notice to shareholders and, if applicable, a single set of proxy materials to an address shared by two or more Company shareholders. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its shareholders as it reduces the volume of duplicate information received at a shareholder’s house and helps reduce the Company’s expenses. Each shareholder, however, will continue to receive individual proxy cards or voting instruction forms.

Shareholders who have previously received a single set of disclosure documents may request their own copy this year or in future years by contacting their bank, broker or other nominee record holder. The Company will also deliver a separate copy of this proxy statement to any shareholder upon written request to La Jolla Pharmaceutical Company, 10182 Telesis Court, 6th Floor, San Diego, California 92121, Attn: George Tidmarsh, or upon oral request by calling (858) 207-4264.

Similarly, shareholders who have previously received multiple copies of disclosure documents may write to the address or call the phone number listed above to request delivery of a single copy of these materials in the future.

Availability of Additional Information

Along with this proxy statement, we have provided each shareholder entitled to vote a copy of our Annual Report on Form 10-K for our year ended December 31, 2016, including all amendments thereto. We will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, including all amendments thereto, upon the written or oral request of any shareholder or beneficial owner of our Common Stock. Written requests should be directed to the following address: Investor Relations, La Jolla Pharmaceutical Company, 10182 Telesis Court, 6th Floor, San Diego, California 92121. Telephonic requests should be directed to (858) 207-4264.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549-2521. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also find the materials we file with the SEC on the “Investor Relations” section of our website at www.ljpc.com. Information on our website is not incorporated by reference into, or made a part of, this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ George F. Tidmarsh
George F. Tidmarsh, M.D., Ph.D. President, Chief Executive Officer and Secretary

July 31, 2017
San Diego, California

Appendix A

2013 Equity Incentive Plan

LA JOLLA PHARMACEUTICAL COMPANY
AMENDED AND RESTATED
2013 EQUITY INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered upon satisfaction of Awards under the Plan shall be 8,100,000 shares of Stock (the “Reserve”). The limits set forth in this Section 4(a) shall be construed to comply with Section 422. Without limiting the generality of the foregoing, no more than 8,100,000 shares of Stock may be issued in satisfaction of the exercise or surrender of ISOs granted under the Plan. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The maximum number of shares subject to Awards that may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be equal to 500,000 shares of Stock, provided that such limit is established solely for 162(m) purposes and that the excess portion of any award(s) granted above such limit shall not be deductible for purposes of Section 162(m). The maximum amount payable to any person in any year under Cash Awards will be $250,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after September 24, 2023, although previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards, other than ISOs, to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply:

(A) Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the Administrator, in its sole discretion, determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The delivery, vesting or retention of Stock under an Award is conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will pre-establish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the shareholders of the Company held in the fifth year following the year in which the shareholders last approved the list of possible performance measures specified in the definition of “Performance Criteria” until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the shareholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable California law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. To the extent the Company has a class of securities listed for trading on the NASDAQ Stock Market, no Award, once granted, may be re-priced other than in accordance with the applicable shareholder approval requirements of NASDAQ. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted shares of Stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2)).

7. EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive a payment (whether cash, non-cash or a combination of the foregoing) upon consummation, then subject to Section 7(a)(5) the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Other Actions. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, all outstanding Awards requiring exercise will cease to be exercisable and all Awards providing for the future delivery of Stock (including Stock Units and Performance Awards to the extent consisting of Stock Units) shall expire, in each case after such payment or other consideration, if any, as the Administrator deems equitable in the circumstances, as of the effective time of the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5)).

(5) Additional Limitations. Any share of Stock, cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) to take into account distributions to shareholders other than those provided for in Section 7(a) and Section 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is, at the time of delivery, listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11. MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company, in its discretion, to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such acceleration of income or additional tax.

12. ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13. GOVERNING LAW

Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

EXHIBIT A
Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board, except that the Board may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:
(i) Stock Options.
(ii) SARs.
(iii) Restricted Stock.
(iv) Unrestricted Stock.
(v) Stock Units, including Restricted Stock Units.
(vi) Performance Awards.
(vii) Cash Awards.
(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: La Jolla Pharmaceutical Company, a California corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; operating or gross margin; operating income; net income (before or after taxes); net operating income; net operating income after tax; pre-and after-tax income; pre-tax profit; cash flow (determined in the aggregate or on a per share basis); operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of expense or working capital levels; economic value added (or an equivalent metric); debt reduction; implementation or completion of projects or processes; sales of particular products or services; customer acquisition, retention or satisfaction; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: La Jolla Pharmaceutical Company 2013 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common Stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

*            *             *

LA JOLLA PHARMACEUTICAL COMPANY
ATTN: GEORGE F. TIDMARSH
10182 TELESIS COURT
6TH FLOOR
SAN DIEGO, CA 92121

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 George F Tidmarsh, M.D. 02 Kevin C. Tang 03 Laura L. Douglass 04 Craig A. Johnson 05 Robert H. Rosen

The Board of Directors recommends you vote FOR proposals 2. and 3.:

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000342039_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

LA JOLLA PHARMACEUTICAL COMPANY
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George F. Tidmarsh and Dennis M. Mulroy to serve as proxies, and hereby authorizes each of them to represent and vote as designated on the other side, all the shares of stock of La Jolla Pharmaceutical Company (the "*Company*") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on September 1, 2017 or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3 AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PERSON NAMED AS PROXY HEREIN SHALL HAVE FULL DISCRETIONARY AUTHORITY TO VOTE THE SHARES REPRESENTED BY A PROPERLY SIGNED AND RETURNED PROXY CARD FOR NOMINEES LISTED ON THE REVERSE AND FOR WHOM INSTRUCTIONS HAVE BEEN GIVEN TO WITHHOLD AUTHORITY) IN THE MANNER AS THE BOARD OF DIRECTORS SHALL RECOMMEND OR OTHERWISE IN THE PROXY'S DISCRETION.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000342039_2 R1.0.1.15